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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               INTERWOVEN, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $ .001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  46114T 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)

      [_]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 46114T 10 2                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      David Kronfield
      N/A

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,578,655

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,578,655

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      2,578,655

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      11.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12
      IN

------------------------------------------------------------------------------
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-----------------------                                  ---------------------
  CUSIP NO. 46114T 10 2                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      JK&B Management, L.L.C.
      36-4043079

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,578,655

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,578,655

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      2,578,655

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      11.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12
      CO

------------------------------------------------------------------------------
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-----------------------                                  ---------------------
  CUSIP NO. 46114T 10 2                 13G                PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      JK&B Capital, L.P.
      98-0158763

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,800,630

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,800,630

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      1,800,630

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      7.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12
      PN

------------------------------------------------------------------------------
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-----------------------                                  ---------------------
  CUSIP NO. 46114T 10 2                 13G                PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

Item 1(a).  Name of Issuer:
            --------------

            Interwoven, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            1195 W. Fremont Ave., Sunnyvale CA 94087
Item 2

Item 2(a).                Item 2(b).                         Item 2(c).
                                                             Citizenship
                                                             or Place of
Name of Person Filing Address of Principal Business Office   Organization
----------------------------------------------------------   ------------

David Kronfeld            c/o JK&B Management, L.L.C.        United States
                          205 N. Michigan Ave. Suite 808
                          Chicago, IL 60601

JK&B Management, L.L.C.   205 N. Michigan Ave. Suite 808     Delaware
("JK&B Management")       Chicago, IL 60601

JK&B Capital, L.P.        c/o JK&B Management, L.L.C.        Delaware
("JK&B Capital")          205 N. Michigan Ave. Suite 808
                          Chicago, IL 60601



Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock, $ .001 par value

Item 2(e).  CUSIP Number:
            ------------

            46114T 10 2

Item 3.     Information if Statement is Filed Pursuant to Rule 13d-1(b),
            -----------------------------------------------------------
            or 13d- 2(b) or (c):
            -------------------

            Not Applicable.

Item 4.     Ownership:
            ----------

            (a)  Amount beneficially owned:
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-----------------------                                  ---------------------
  CUSIP NO. 46114T 10 2                 13G                PAGE 6 OF 8 PAGES
-----------------------                                  ---------------------

As of December 31, 1999, each of the following is the holder of record and beneficial holder of the number of shares of Common Stock;

                  Record Holder      Beneficial Owner

David Kronfeld     0 Shares          2,578,655 Shares
JK&B Management    0 Shares          2,578,655 Shares
JK&B Capital       1,800,630 Shares  1,800,630 Shares

David Kronfeld is deemed to own beneficially the shares held by JK&B Capital. Mr. Kronfeld disclaims ownership of the shares, except the extent of his direct pecuniary interest in the shares.

          (b)  Percent of class:

David Kronfeld    11.3%
JK&B Management   11.3%
JK&B Capital       7.9%

          (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct vote:

David Kronfeld    2,578,655 Shares
JK&B Management   2,578,655 Shares
JK&B Capital      1,800,630 Shares

          (ii) Shared power to vote or to direct vote:

David Kronfeld    0 Shares
JK&B Management   0 Shares
JK&B Capital      0 Shares

          (iii) Sole power to dispose or to direct the disposition:

David Kronfeld    2,578,655 Shares
JK&B Management   2,578,655 Shares
JK&B Capital      1,800,630 Shares

          (iv)  Shared power to dispose or to direct the disposition:

David Kronfeld    0 Shares
JK&B Management   0 Shares
JK&B Capital      0 Shares
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-----------------------                                  ---------------------
  CUSIP NO. 46114T 10 2                 13G                PAGE 7 OF 8 PAGES
-----------------------                                  ---------------------


Item 5.    Ownership of Five Percent or Less of a Class:
           --------------------------------------------

           Not applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:
           ---------------------------------------------------------------

           Not applicable

Item 7.    Identification and Classification of Subsidiary:
           -----------------------------------------------

           Not applicable.

Item 8.    Identification and Classification of Group:
           ------------------------------------------

      JK&B Management is the general partner of JK&B Capital. David Kronfeld is the sole managing member of JK&B Management.

Item 9.    Notice of Dissolution of Group:
           ------------------------------

           Not applicable.
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  CUSIP NO. 46114T 10 2                 13G                PAGE 8 OF 8 PAGES
-----------------------                                  ---------------------

Item 10.    Certification:
            -------------

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Date:  February 11, 2000



                              /s/ David Kronfeld
                              ------------------
                              David Kronfeld



                              Date:  February 11, 2000

                              JK&B Management, L.L.C.



                              By: /s/ David Kronfeld
                                  ---------------------------------------
                                  David Kronfeld, Managing Member



                              Date:  February 11, 2000

                              JK&B Capital, L.P.

                              By JK&B Management, L.L.C.
                              Its General Partner

                              By: /s/ David Kronfeld
                                  ------------------------------------
                                  David Kronfeld, Managing Member